Exhibit 21




                       Subsidiaries of Atrion Corporation
                             As of December 31, 2003


                                              State of
                  Subsidiary               Incorporation       Ownership
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Atrion Medical Products, Inc.                 Alabama              100%
Halkey-Roberts Corporation                    Florida              100%
Quest Medical, Inc.                            Texas               100%
AlaTenn Pipeline Company LLC                  Alabama              100%
Atrion Leasing Company LLC                    Alabama              100%
Atrion International, Inc.                   U.S. V. I.            100%
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